SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Power Integrations, Inc.
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POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138-1002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2013
Dear Stockholder:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Power Integrations, Inc., a Delaware corporation. The meeting will be held on Monday, June 3, 2013, at 10:00 a.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138 for the following purposes:

1.	To elect the Power Integrations Board of Directors' seven nominees as directors to serve until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of Power Integrations' named executive officers, as disclosed in this proxy statement.

3.
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2013.

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this Notice.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 3, 2013, at 10:00 a.m. at 5245 Hellyer Avenue, San Jose, California 95138
The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/POWI
The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 identified above.
We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2012 Annual Report. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2012 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
The record date for the Annual Meeting was April 12, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance
San Jose, California
April 15, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138-1002
PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
June 3, 2013
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The Board of Directors of Power Integrations, Inc. is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice described below to submit your proxy over the telephone or on the internet.
Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?
We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 22, 2013. To those that we do not send a Notice, we will send a full set of proxy materials, which include this proxy statement and an annual report to stockholders, on or about the same date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder's election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.
Will I receive any other proxy materials by mail?
If we send you a Notice, we may (but are not required to) send you a proxy card, along with a second Notice, on or after May 2, 2013.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Monday, June 3, 2013, at 10:00 a.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138. Directions to the Annual Meeting may be found at the end of this proxy statement. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 12, 2013, will be entitled to vote at the Annual Meeting. On this record date, there were 28,969,341 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 12, 2013, your shares were registered directly in your name with Power Integrations' transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below or in the Notice to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 12, 2013, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are, or a Notice is, being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:

•	Election of our Board of Directors' seven nominees as directors to serve until the 2014 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Advisory approval of the compensation of Power Integrations' named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•
Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2013.

What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.
Why didn't I receive a Notice in the mail regarding the Internet availability of proxy materials?
We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to www.investorvote.com/powi and enroll for online delivery of annual meeting and proxy voting materials.
Can I vote my shares by filling out and returning the Notice?
No. The Notice will, however, provide instructions on how to vote by internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations' number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on June 3, 2013, to be counted.

•
To vote on the internet, registered holders may go to www.investorvote.com/powi to complete an electronic proxy card. You will be asked to provide Power Integrations' number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on June 3, 2013, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the voting instruction form or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2013.
What happens if I do not vote?
Stockholder of Record; Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the annual meeting, your shares will not be voted.
Beneficial Owner; Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all our seven nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of the Audit Committee's selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2013. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?
If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.
Can I change my vote or revoke my proxy after submitting my proxy?
Stockholder of Record; Shares Registered in Your Name
Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may vote again over the internet or by telephone.

•	You may send a timely written notice that you are revoking your proxy to Power Integrations' Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner; Shares Registered in the Name of a Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year's annual meeting?
To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 23, 2013, to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2014 annual meeting of stockholders is held before May 4, 2014, or after July 3, 2014, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2014 annual meeting of stockholders. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing to our Corporate Secretary at the address above by December 23, 2013, except that if our 2014 annual meeting of stockholders is held before May 4, 2014, or after July 3, 2014, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count; with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to elect directors?
The election of directors at this Annual Meeting is an uncontested election and, as a result, the majority voting provisions of our Corporate Governance Guidelines are applicable to this election. Pursuant to our Corporate Governance Guidelines, each of the nominees has tendered an irrevocable resignation as a director, which resignation is conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in this election and (B) acceptance by the Board of Directors of such resignation. Under our Corporate Governance Guidelines, the nominees were required to tender the irrevocable resignations before our Board of Directors could nominate the nominees for re-election as director.
If, in an uncontested election such as this election, a director fails to receive more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director's conditional resignation and will submit such recommendation for prompt consideration by the Board of Directors, and the Board of Directors will act on the Nominating and Governance Committee's recommendation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director's conditional resignation.
Although for the election of our seven nominees as directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy and entitled to vote on the election of directors) will be elected as a director, if a director receives more “Withheld” votes than “For” votes that director may cease to be a director if the Board of Directors determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board of Directors may deem relevant, the Board of Directors decides to accept a director's conditional resignation.

How many advisory votes are needed to approve the compensation of the company's named executive officers?
Advisory approval of the compensation of the company's named executive officers, will be considered to be approved if it receives more “For” votes than “Against” votes. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect.
How many votes are needed to ratify the Audit Committee's selection of Deloitte & Touche LLP as our independent auditors?
To be approved, ratification of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2013, must receive more “For” votes than “Against” votes. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect.
What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 28,969,341 shares outstanding and entitled to vote. Thus the holders of 14,484,671 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
We expect to announce the preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement and annual report to stockholders are available at: www.edocumentview.com/POWI

PROPOSAL 1
ELECTION OF DIRECTORS
Power Integrations' Board of Directors (the “Board”) is elected annually at each annual meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director's successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.
The Board currently has seven members, all of whose terms of office expire at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.
Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2014 annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until the director's death, resignation or removal. It is Power Integrations' policy to encourage directors and nominees for director to attend the Annual Meeting. Two of the company's directors attended the 2012 annual meeting of stockholders in person and three of the company's directors attended by way of teleconference.
Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. Unless marked otherwise we will vote proxies returned to us for the nominees named below. The seven nominees receiving the highest number of affirmative votes will be elected. If a nominee receives more “Withheld” votes than “For” votes, then notwithstanding the election of that nominee, if our Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board may deem relevant, our Board may decide to accept the nominee's conditional resignation previously submitted as required under our Corporate Governance Guidelines. See “How many votes are needed to elect directors?” in “Questions and Answers About These Proxy Materials and Voting” above for a description of these guidelines. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations' management has no reason to believe that any nominee will be unable to serve.
This Proposal 1 is to elect our seven nominees nominated as directors. The biographies of each of the nominees below contain information regarding the person's age as of April 22, 2013, service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills of each director, including those that led to the Nominating and Governance Committee and the Board's conclusion that the director should continue to serve as a director of Power Integrations.
Nicholas E. Brathwaite, age 54, has served as a director of Power Integrations since January 2000. Mr. Brathwaite is a veteran of the semiconductor industry and served as a member of the board of directors of Tessera Technologies, Inc., a technology innovator that invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices from February 2008 until May 2011 and Photon Dynamics, Inc., a public company and provider of products and services to flat panel display manufacturers, prior to its acquisition in October 2008.
Mr. Brathwaite is a founding Partner of Riverwood Capital, a growth equity, middle market technology investment firm with investments in Asia, Latin America and the United States including five (5) semiconductor companies, which he joined in January 2008. Mr. Brathwaite has been involved with semiconductor companies, hardware development (including power supplies) and electronic services (including manufacturing) since 1986. Mr. Brathwaite was the Chief Executive Officer of Aptina Imaging Corporation, a $600M fabless semiconductor company and a wholly owned subsidiary of Micron Technology, serving similar markets, customers and applications as those of Power Integrations, from April 2008 to July 2009, and is currently its Chairman of the Board. He served as the Vice President of Technology of Flextronics International Ltd., an electronics company, from 1995 to 2000, and as Flextronics' Chief Technology Officer from 2000 until 2007, where he played a leading role in the transformation of Flextronics from a small contract manufacturer to a global Electronics Manufacturing Service Provider, during which revenues grew from $150 million to $30 billion. At Flextronics he initiated, built and managed several businesses with revenues ranging from $30 million to $6 billion, including ODM Services, power supplies and other component businesses. He joined Flextronics in 1995, when Flextronics acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of Vice President and General Manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test, and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing.
Mr. Brathwaite has significant experience in mergers and acquisitions, having participated in more than 50 mergers and acquisitions ranging from $2 million to $10 billion, was a member of the Flextronics (4-person) Acquisition Committee and was responsible for leading due diligence and integration activities on several of these acquisitions. Mr. Brathwaite is familiar with many of Power Integrations' customers, including important decision makers and decision making processes, and is very familiar with Asian and European markets, supply chain and business processes.
Mr. Brathwaite received a B.S. in Applied Chemistry from McMaster University, and an M.S. in Polymer Science & Engineering from University of Waterloo. Mr. Brathwaite has also completed the Wharton Executive Education Training Program on Corporate Governance.
Balakrishnan S. Iyer, age 56, has served as a director of Power Integrations since February 2004. Mr. Iyer has served on public company boards since 2001, and currently serves on the board of directors of: Life Technologies Corporation, an S&P 500 company in the life science technology industry; IHS Inc., a company that provides critical information and insight in the Energy, Security, Environment and Product Lifecycle management fields; QLogic Corporation, a leading provider of storage and communications equipment; and Skyworks Solutions, Inc., a mixed signal fabless semiconductor company. Mr. Iyer also served on the board of directors of Overture Systems prior to the sale of the company to Yahoo and Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications prior to the sale of the company to Golden Gate Capital.
Mr. Iyer retired from Conexant Systems in 2003 after serving for five years as Senior Vice President and Chief Financial Officer. In that role, Mr. Iyer was responsible for all the financial functions for the company including Operational Finance, Controllership, Treasury, Tax and Investor Relations as well as Strategy and Business Development. He raised $1 billion for the company and completed more than a dozen acquisitions valued at over $2 billion. He also led the execution of the strategic restructuring of the company from an integrated semiconductor company with a full range of manufacturing operations to a family of pure play fabless semiconductor companies. Earlier in his career, Mr. Iyer worked in Silicon Valley for 17 years in the semiconductor industry in Finance roles at Advanced Micro Devices, Cypress Semiconductor and at VLSI Technology where he was Senior Vice President and Chief Financial Officer as well as in engineering roles at National Semiconductor Corporation.
Mr. Iyer has significant experience in audit committee matters, as well as corporate governance, financing and acquisition matters. At IHS, he has served as Chair of the audit committee since he joined its board of directors in 2003, helping oversee the company's preparation to become a public company, including the recruiting of key finance team members, preparation of the registration statement and implementation of SOX 404. Mr. Iyer is also Chairman of the audit committee at QLogic and Life Technologies and Chairman of the Governance and Nominating Committee at Skyworks Solutions and was previously Chairman of the Governance and Nominating Committee at Life Technologies and at Conexant Systems before its acquisition. He serves on the board of directors of the Forum for Corporate Directors, an organization focused on Corporate Governance and also on the Advisory Board of the California State University Fullerton Center for Corporate Reporting and Governance. As a board member, Mr. Iyer has overseen over 40 acquisitions and divestitures valued at nearly $10 billion, and in addition, overseen over $5 billion in equity and debt financing.
Mr. Iyer has a B.S. in Mechanical Engineering from the Indian Institute of Technology, an MS in Industrial Engineering from the University of California, Berkeley and an MBA in Finance from the Wharton School, University of Pennsylvania.
E. Floyd Kvamme, age 75, has served as a director of Power Integrations since September 1989 and was elected non-executive chairman of the Board in April 2011. Mr. Kvamme is a veteran of the semiconductor industry and previously served as a member of the board of directors of: National Semiconductor Corporation, at the time, one of the world's leading semiconductor companies focused on analog and mixed-signal integrated circuits and sub-systems; and currently serves on the board of directors of Harmonic Inc., a broadband optical networking and digital video systems company. He also served on the board of directors of Photon Dynamics, Inc., a public company and provider of products and services to flat panel display manufacturers, until March

2006. During his career, Mr. Kvamme has been a member of the board of directors of over 15 companies in the semiconductor, personal computer software, large systems software and optical systems markets, including publicly traded companies such as: TriQuint, Brio, Lotus, Harmonic, MiniStor and Bachman Information Systems.
From 1984 through 2008, Mr. Kvamme was a General Partner and now serves as a Partner Emeritus of Kleiner Perkins Caufield & Byers, a venture capital company. Mr. Kvamme has over 40 years in the semiconductor industry, including as an engineer, in sales and marketing and in management. From 2001 to 2009, Mr. Kvamme was the Co-Chair of the President's Council of Advisors on Science and Technology, advising President George W. Bush on science and technology matters. Prior to Mr. Kvamme joining Kleiner Perkins Caufield & Byers, Mr. Kvamme gained extensive management experience, including serving as General Manager of National Semiconductor's Semiconductor Division from 1973 - 1979, where sales grew from $200 million to nearly $1 billion. He was also in charge of product planning and marketing at National Semiconductor in the formative years of the integrated circuit era and was in charge of the then largest distribution-oriented sales force at National Semiconductor from 1971 to 1979. From 1979 to 1982 he was the President of National Advanced Systems, responsible for all activities worldwide in this computer systems subsidiary of National Semiconductor including extensive dealings with Asia-particularly Japan in which Hitachi was a major supplier. He was also the Executive Vice President of Marketing and Sales at Apple Computer, 1982 to 1984, responsible for all sales, marketing and advertising of Apple in the United States and some foreign countries.
Mr. Kvamme has a B.S.E.E. in Electrical Engineering from the University of California, Berkeley an MSE in Semiconductor Electronics from Syracuse University, and did post Masters studies in Circuit Design, Computer Design and Control Systems at the University of California, Los Angeles.
Alan D. Bickell, age 76, has served as a director of Power Integrations since April 1999. Mr. Bickell was also previously a member of the board of directors of Asiainfo Holdings, and served as chairman of its audit committee and as a member of its compensation committee. Mr. Bickell spent more than 30 years with Hewlett Packard Company, a computer-hardware company, serving as corporate senior vice president and managing director of geographic operations from 1992 until his retirement in 1996. In his role at Hewlett Packard, Mr. Bickell's responsibilities included overseeing Hewlett Packard's worldwide field sales infrastructure, as well as general management responsibility for Hewlett Packard's international presence in the Asia Pacific, Latin America and Canada.
Mr. Bickell has extensive experience in finance, accounting and MIS systems, as well as significant experience in international operations, having resided in Japan, Australia, Scotland, Switzerland and Hong Kong during his career at Hewlett Packard. Mr. Bickell also has significant corporate governance experience through his role at Hewlett Packard, as well as serving on the board of directors of Power Integrations and previously on the board of directors of Peking University Educational Foundation (USA). In addition, Mr. Bickell previously served on the board of directors, including as chairman of the audit committee and as member of the compensation committee, of Asiainfo Holdings.
Mr. Bickell has a B.S. in Business Administration from Menlo College, and an MBA from Santa Clara University.
Balu Balakrishnan, age 58, has served as president and chief executive officer and as a director of Power Integrations since January 2002. He served as President and Chief Operating Officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed for 11 years by National Semiconductor Corporation, where his responsibilities included engineering and product-line management.
Mr. Balakrishnan, who has more than 30 years of engineering, marketing and management experience in the semiconductor industry, is the chief inventor of Power Integrations' TOPSwitch ® , TinySwitch ® and EcoSmart ® technologies and holds 149 U.S. patents. He has received the Discover Award for Technological Innovation as well as a TechAmerica Innovator Award, both in recognition of the environmental benefits of EcoSmart technology. Mr. Balakrishnan has an M.S.E.E. from the University of California, Los Angeles, and a B.S.E.E. from Bangalore University, India. He has also completed the Directors Certification Program at the University of California, Los Angeles.
William George, Ph.D., age 70, has served as a director of Power Integrations since March 2009. Dr. George is a veteran of the semiconductor industry and currently serves as a member of the board of directors of Silicon Image, Inc., a designer and developer of mixed-signal integrated circuits. Until its acquisition in October 2012, he served on the board of Ramtron International Corporation, a leading supplier of integrated circuits enabled by ferroelectric random access memory (FRAM). He also served on the board of directors of Metron Technologies, N.V., a global supplier of semiconductor equipment and materials, prior to its acquisition in December 2004.
From 1999 until June 2007, Dr. George served as an executive vice president of ON Semiconductor, a supplier of performance power solutions, where he was responsible for manufacturing, supply chain, planning, quality and technology development. From 2007 through his retirement in 2008 he directed the startup of ON Semiconductor's foundry services business. From 1991 to 1994, Dr. George was assigned by Motorola to Sematech Consortium, an alliance of leading American semiconductor companies formed in 1987 to restore American competitiveness in semiconductor manufacturing. At Sematech he served as Executive Vice President and Chief Operating Officer, where he was responsible for all operations, business development, marketing, member liaison, and strategic planning. From 1968 until 1999, Dr. George was employed by Motorola, Inc., and served as Corporate Vice President and Director of Manufacturing for Motorola's Semiconductor Components Group from June 1997 until July 1999, where he was responsible for manufacturing operations, quality, and technology development.
Dr. George serves on the compensation committee and chairs the nominating and governance committee of Silicon Image. He served on the audit committee and chaired the compensation and nominating and governance committees of Ramtron, has chaired special board committees on mergers and acquisitions, and has served on a number of advisory boards. He has extensive experience in the analog semiconductor field, including in cost-effective management of foundries, and packaging and test services.
Dr. George is a member of the Sandia National Laboratories Research Advisory Board. He received a B.S. degree in Metallurgical Engineering from the University of Oklahoma and a Ph.D. in Materials Science from Purdue University.
Steven J. Sharp, age 71, has served as a director of Power Integrations since 1988, and served as non-executive chairman of the Board from May 2006 to April 2011. Mr. Sharp served as Power Integrations' Interim Chief Executive Officer during its first year in 1988. Mr. Sharp is a 52 year veteran of the semiconductor industry and since 1991 has served as a member of the board of directors of TriQuint Semiconductor, Inc., a manufacturer of semiconductor components. Previously, he also served on the board of directors of the following publicly traded companies: Pixelworks Inc., a fabless semiconductor company supplying graphics integrated circuits used in projectors, monitors and TV's; and Megatest, a company that designed, manufactured, marketed and serviced automatic test equipment for the integrated circuit industry. Mr. Sharp has previously served on all the committees of each Board of Directors on which he has served.
Mr. Sharp served at TriQuint as President, Chief Executive Officer and director from September 1991 until July 2002. Prior to TriQuint, Mr. Sharp was associated with various venture capital and startup semiconductor firms. He helped start Crystal Semiconductor (now Cirrus Logic, Inc.), Gazelle Microcircuits, Inc. (now TriQuint Semiconductor, Inc.), Megatest Corporation (now Teradyne, Inc.) and Volterra Semiconductor Corporation. In 1989, he also founded Silicon Architects, Inc. (since acquired by Synopsys, Inc.). Prior to that, Mr. Sharp spent 23 years with Texas Instruments and Phillips in the semiconductor industry. Mr. Sharp has extensive experience in the analog semiconductor field as an engineer as well as in management. Mr. Sharp also has extensive experience in mergers and acquisitions, having been involved in approximately 15 transactions, as well as public and private financings.
Mr. Sharp has a B.S. degree in Mechanical Engineering from Southern Methodist University, an M.S.E.S from the California Institute of Technology, and an MBA from Stanford University. He also attended director training at Harvard University.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Independence Of The Board
As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board consults with Power Integrations' counsel to ensure that the Board's determinations are consistent with all relevant securities laws and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being Power Integrations' president and chief executive officer, is not an independent director.
Information Regarding The Board And Its Committees
The Board has adopted Corporate Governance Guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations' management. The guidelines are also intended to align the interests of directors and management with those of Power Integrations' stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings, executive officer succession planning, Board committees, compensation, director stock ownership and director education and orientation. The Corporate Governance Guidelines are available on our website, which is located at: www.powerint.com.
The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.
The following table provides membership information and meeting information for 2012 for each of the Audit, Compensation and Nominating and Governance Committees:

Name	Audit		Compensation		Nominating and Governance
Alan D. Bickell	X		X	†
Nicholas E. Brathwaite					X
William L. George	X		X
Balakrishnan S. Iyer	X	†			X
E. Floyd Kvamme			X		X	†
Total meetings in year 2012	7		6		5
___________________

†	Committee Chairperson.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Power Integrations.
Audit Committee
The Audit Committee of the Board oversees Power Integrations' corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations' audit engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•
establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	meets to review Power Integrations' annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviews and, if it determines appropriate, approves related person transactions;

•
reviews and discusses with management and, as appropriate, the independent auditor, the company's major financial risk exposures and the steps taken by management to monitor and control these exposures; and

•	adopts procedures for monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, three directors compose the Audit Committee: Messrs. Bickell and Iyer and Dr. George. The Board has adopted a written Audit Committee Charter which can be found on our website at www.powerint.com.
The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations' Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each member's level of knowledge and experience based upon his extensive experience as set forth above in each of their respective biographies, including as a senior executive officer with financial oversight functions.
Compensation Committee
The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

•
with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards while seeking to achieve an appropriate level of risk and reward, and develops and reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;

•
reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;

•	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

•
proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;

•	grants rights, participation and interests in our compensation plans to eligible participants;

•
approves and periodically reviews the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizes the chief executive officer to approve compensation levels for such non-executive officers and other employees within such ranges;

•	reviews and approves such other compensation matters as the Board or the chief executive officer wishes to have the Compensation Committee approve;

•
reviews and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans;

•	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and considers whether to recommend that it be included in proxy statements and other filings;

•	reviews and evaluates the results of advisory votes of the company's stockholders regarding executive compensation; and

•
reviews with the chief executive officer the plans for succession to the offices of Power Integrations' executive officers and makes recommendations to be considered by the Board with respect to the selection of appropriate individuals to succeed to those positions.

As of the date of this proxy statement, three directors compose the Compensation Committee: Messrs. Bickell and Kvamme and Dr. George. All members of Power Integrations' Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.powerint.com.
Compensation Committee Processes And Procedures
The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.
The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.
The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.
Our chief executive officer, Mr. Balakrishnan, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including the compensation of the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management's or the outside consultant's recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan's compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan's compensation without him present.
Mr. Balakrishnan and other executive officers attend some of the Compensation Committee's meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.
In 2012, the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee on executive compensation and director compensation. Meyercord was instructed to review compensation at peer companies for the named executive officers and the company's directors, and to give comments and recommendations based on that review. Meyercord was also expected to use its experience with the company and other similar companies and to apply judgment based on that experience. In addition to survey data, the Compensation Committee analyzes information reported in peer companies' SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation.
Subject to business needs, the Compensation Committee's policy is to grant option awards or restricted stock units (RSUs) to certain new employees on the first trading day of the month following the date of hire. In addition, the Compensation Committee grants annual options and RSUs to continuing non-executive employees on the first day the company's common stock trades on the Nasdaq Global Select Market in April of such year, and to executive officers on the date of Compensation Committee action with respect to performance stock units and restricted stock units, and generally on the third trading day after announcement of our financial results for the fourth quarter of the prior fiscal year with respect to stock options. All option grants are set at the closing price on the date of grant.
Our Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.
A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2012 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
Nominating And Governance Committee
The Nominating and Governance Committee of the Board is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

•	evaluates and recommends to the Board director nominees for each election of directors;

•	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;

•	reviews and makes recommendations to the Board concerning qualifications and the appointment and removal of committee members;

•	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of, Power Integrations' corporate governance principles;

•	reviews, discusses and assesses the performance of the Board, including Board committees; and

•
considers Board nominees and proposals submitted by stockholders or proposals to be submitted by the company to the company's stockholders regarding corporate governance matters and makes recommendations to the Board regarding such matters, and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.powerint.com. As of the date of this proxy statement, three directors compose the Nominating and Governance Committee: Messrs. Brathwaite, Iyer and Kvamme. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).
In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee applies the criteria set forth in Power Integrations' Corporate Governance Guidelines. These criteria include the candidate's ability to read and understand financial statements, age, personal integrity and ethics, relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated experience in his or her field, ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the company's stockholders. In addition, when conducting its assessment, the Nominating and Governance Committee considers any criteria for director qualifications set by the Board, as well as diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the company to maintain a balance of knowledge, experience and capability. When considering diversity, the Board and Nominating and Governance Committee views “diversity” as diversity of experience and expertise. The Board and Nominating and Governance Committee believe that having a Board diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board nor the Nominating and Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than as set forth in the Corporate Governance Guidelines to consider diversity when assessing nominees.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors' overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee should be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates' qualifications and then recommends a nominee to the Board by majority vote.
To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board in 2014 may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by January 1, 2014. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Power Integrations' stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Board Leadership Structure
As set forth in Power Integrations' Corporate Governance Guidelines, the Board's leadership structure shall be either (a) a separate Chairman of the Board and Chief Executive Officer, or (b) a Chairman of the Board and Chief Executive Officer who is the same person, together with a Lead Independent Director; the Nominating and Governance Committee determined that either of these structures is appropriate for Power Integrations as each provides for an independent director to take the functional role where it is appropriate for an independent director to fulfill that function. Currently, the Chairman of the Board and Chief Executive Officer are separate persons.
Role Of The Board In Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing management of the company's risks. The Board regularly reviews information regarding the company's credit, liquidity and operations, as well as the risks associated with each. The Audit Committee's charter mandates the Audit Committee to review and discuss with management, and the company's independent registered public accounting firm, as appropriate, the company's major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the company's executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Compensation Policies And Practices As They Relate To Risk Management
With the help of the Compensation Committee's independent compensation consulting firm, Meyercord and Associates, Inc., the Compensation Committee has reviewed the company's compensation policies and practices as they relate to risk management for all employees, including executive officers. The compensation policies and practices reviewed by the Compensation Committee included: 1) annual base salaries; 2) the 2013 Bonus Plan; 3) equity incentive awards under the 2007 Equity Incentive Plan; 4) the Employee Stock Purchase Plan; and 5) the Executive Officer Benefits Agreements with the company's executive officers. Following such review, the Compensation Committee determined that risks arising from the company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company. In coming to this conclusion, the Compensation Committee also considered the mitigating effects of the company's compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.
Meetings Of The Board
The Board met 7 times in 2012. All directors attended at least 75% of the aggregate number of the meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2012.
As required under applicable NASDAQ listing standards, in fiscal year 2012, Power Integrations' independent directors met in regularly scheduled executive sessions at which only independent directors were present.
Stockholder Communications With The Board
Power Integrations' Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the chairman of the Board. The chairman of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the chairman of the Board shall discard the communication.
Code Of Business Conduct And Ethics
Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website, which is www.powerint.com, and available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

Other Corporate Governance Matters
Board Stock Ownership Guidelines
Pursuant to Power Integrations' Corporate Governance Guidelines and to align the interests of the company's directors with the interests of the company's stockholders, the Board believes that directors should have a significant financial stake in the company. Accordingly, the Board believes that each director who has served on the Board for three years (excluding service prior to the date of adoption of the Board's stock ownership guidelines) should own not less than 1,000 shares of the company's common stock. At its discretion, the Board may evaluate whether this requirement should be waived in the case of any director, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement. Currently all of our members of the Board own at least the required minimum of 1,000 shares of our common stock.
Chief Executive Officer Stock Ownership Guidelines
Pursuant to Power Integrations' Corporate Governance Guidelines and to align the interests of our chief executive officer with the interests of the company's stockholders, the Board believes that a chief executive officer should have a significant financial stake in the company. Accordingly, the Board believes that our chief executive officer who has served as such for five years (excluding service prior to the date of adoption of the chief executive officer stock ownership guidelines) should own an aggregate number of shares of our common stock that shall have a value equal to or exceeding the chief executive officer's then current annual base salary. At its discretion, the Board may evaluate whether this requirement should be waived in the case of a chief executive officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement, including as a result of a decrease in the value of our common stock.
In addition to the stock options, RSUs and PSUs held by Balu Balakrishnan, Mr. Balakrishnan also owns an aggregate of 403,796 shares of our common stock outright, including through his personal trust, which has a value as of March 28, 2013 of $17,528,784.
Executive Officer Stock Ownership
Although we do not have minimum mandatory stock ownership guidelines for our executive officers other than our chief executive officer, the structure of our compensation programs act as a functional equivalent of minimum stock ownership requirements, as our executive officers: (1) hold unvested stock options to acquire our common stock, which options cannot be exercised and the underlying common stock cannot be sold until such stock vests; (2) our executive officers hold unvested restricted stock units, or RSUs, which RSUs entitle the executive officer to receive shares of our common stock in the future upon vesting (unvested RSUs as of March 28, 2013, for the company's named executive officers other than the CEO were as follows; 25,500 shares for each of Mr. Walker and Mr. Tomlin, 13,500 shares for Mr. Bell and 32,500 shares for Mr. Nayyar. Unvested RSUs for our chief executive officer were 106,250 shares); and (3) our executive officers hold unvested performance stock units, or PSUs, which PSUs entitle the executive officer to receive shares of our common stock in the future upon vesting (currently 6,400 shares for each of our continuing named executive officers other than our chief executive officer and 16,000 shares for our chief executive officer).
Minimum Vesting Periods for Executive Officer Equity Grants
Although we do not have minimum mandatory vesting periods for equity grants made to our executive officers, our historical practice, and the practice our Compensation Committee fully intends to continue in the future, is to have vesting periods on our equity grants as follows: (1) for stock options, vesting over four years with 25% of the shares subject to the stock option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over the next three years; (2) for RSUs, vesting over four years with 25% of the shares subject to the RSU vesting on each of the first four anniversaries of the date of grant; and (3) for PSUs, vesting after one year, but only to the extent that the performance metrics for the PSUs are met.
Minimum Vesting Periods for Director Equity Grants
Directors who are not employees of Power Integrations each receive an annual equity compensation grant, which consists entirely of RSUs or entirely of options, at such director's election, that vests in full effective immediately prior to the commencement of the company's first annual meeting of stockholders in the year following the year of the annual grant, provided that the recipient is still providing services to the company as a director. A new eligible director generally would receive a similar grant pro-rated to the remaining portion of the year prior to the next annual grants of equity awards to non-employee directors.
Prohibition on Hedging
Our Board has adopted a policy that prohibits directors, executive officers and other “insiders” from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Power Integrations' stockholders are entitled to vote to approve, on an advisory basis, the compensation of the company's named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company's named executive officers and the philosophy, policies and practices described in this proxy statement.
The compensation of the company's named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders' interests and consistent with current market practices. Compensation of the company's named executive officers is designed to enable the company to attract and retain talented and experienced executives to lead the company successfully in a competitive environment.
Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of variable incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance.
Highlights of our program include:

•
A mixture of salary and variable incentive compensation that provides for a substantial portion of executive compensation to be “at-risk” and dependent on our performance as a company which aligns the interests of executive officers with those of the company's stockholders;

•
Long-term, equity-based incentive compensation to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage the company from the perspective of an owner with an equity stake in the business; and

•
A compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the company's named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Power Integrations' named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as Power Integrations' independent registered public accounting firm for the fiscal year ending December 31, 2013, and the Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations' independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited Power Integrations' financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither Power Integrations' Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations' independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Power Integrations and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees And Services
The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2012, and December 31, 2011, by Deloitte & Touche LLP, Power Integrations' independent registered public accounting firm (in thousands).

	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$1,287	$1,179
Audit-Related Fees	—	—
Tax Fees(2)	263	210
All Other Fees(3)	177	—
Total Fees	$1,727	$1,389
______________________

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2012 and 2011 include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	In 2012 and 2011, tax fees related primarily to tax planning and tax compliance advice.

(3)	In 2012, all other fees related to professional services rendered in connection with our acquisition of CT Concept Technologie AG ("Concept").
All fees described above were approved by the Audit Committee.
Pre-Approval Policy And Procedures

The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee's responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

During 2012, three independent, non-employee directors composed the Audit Committee: Messrs. Bickell and Iyer and Dr. George.
Management is responsible for Power Integrations' internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Power Integrations' consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2012, with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants' communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm's independence.
Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Power Integrations' Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE

Balakrishnan S. Iyer (Chairman)
Alan D. Bickell
William L. George

___________________________________________________________
* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of March 28, 2013, with respect to the beneficial ownership of Power Integrations' common stock by:

•	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock,

•	each executive officer named in the Summary Compensation Table,

•	each director and director nominee of Power Integrations, and

•	all executive officers and directors of Power Integrations as a group.

The address for each executive officer, director and director nominee named below is Power Integrations' principal executive offices located at 5245 Hellyer Avenue, San Jose, California 95138-1002.

	Beneficial Ownership
Beneficial Owners(1)	Number of Shares(2)	Percent of Total(3)
5% Stockholders
Wasatch Advisors, Inc.(4) 150 Social Hall Avenue Salt Lake City, UT 84111	2,992,220	10.34%
BlackRock, Inc.(5) 40 East 52nd Street New York, NY 10022	2,147,228	7.42%
Neuberger Berman Group LLC(6) 605 Third Avenue New York, NY 10158	2,108,795	7.29%
Prudential Financial, Inc.(7) 751 Broad Street Newark, New Jersey 07102-3777	2,092,482	7.23%
The Vanguard Group(8) 100 Vanguard Blvd. Malvern, PA 19355	1,736,274	6.00%
Named Executive officers and directors
Balu Balakrishnan(9)	1,340,369	4.49%
Sandeep Nayyar (10)	41,150	*
Derek Bell(11)	116,077	*
John Tomlin(12)	51,727	*
Clifford J. Walker(13)	164,409	*
Alan D. Bickell(14)	67,332	*
Nicholas E. Brathwaite(15)	74,902	*
Dr. William George(16)	34,038	*
Balakrishnan S. Iyer(17)	68,999	*
E. Floyd Kvamme(18)	272,306	*
Steven J. Sharp(19)	89,666	*
All directors and current executive officers as a group (13 persons)(20)	2,419,340	7.89%
_________________

*	Less than 1%.

(1)
Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable) and to the information contained in the footnotes to this table.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days, such as upon the exercise of options to purchase common stock. Options to purchase common stock granted to executive officers under the 2007 Equity Incentive Plan and to our directors become exercisable when they vest.

(3)
Percentages are based on 28,941,881 shares of common stock outstanding on March 28, 2013, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 28, 2013, or May 27, 2013, are deemed to be outstanding for the purposes of calculating that stockholder's percentage of beneficial ownership.

(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2013, reporting beneficial ownership as of December 31, 2012.

(5)	Based on a Schedule 13G/A filed with the SEC on February 8, 2013, reporting beneficial ownership as of December 31, 2012.

(6)
Based on Schedule 13G filed with the SEC on February 14, 2013. Each of Neuberger Berman Group LLC (“NBG”) and Neuberger Berman LLC (sub-advisor to NBG) has investment power with respect to all of these shares and shared voting power with respect to 2,054,895 of these shares, Neuberger Berman Management LLC (investment manager to NBG) has shared voting and investment power with respect to 1,874,930 of these shares, and Neuberger Equity Funds has shared voting and investment power with respect to 1,628,400 of these shares.

(7)
Based on a Schedule 13G/A filed with the SEC on February 11, 2013, reporting beneficial ownership as of December 31, 2012. Prudential Financial, Inc. (“Prudential”) has sole voting and investment power with respect to 134,459 of these shares, shared voting power with respect to 1,956,164 of these shares, and shared dispositive power with respect to 1,958,023 of these shares. Of these shares, 2,006,403 shares may be deemed to be beneficially owned by Jennison Associates LLC (“Jennison”), over which Jennison has sole voting and shared investment power (based on a Schedule 13G/A filed with the SEC on February 13, 2013, reporting beneficial ownership as of December 31, 2012). Prudential indirectly owns 100% of equity interests of Jennison, an investment advisor. Jennison's address is: 466 Lexington Avenue, New York, NY 10017.

(8)
Based on Schedule 13G/A filed with the SEC on February 11, 2013. The Vanguard Group, Inc. has sole voting power with respect to 41,485 of these shares, sole investment power with respect to 1,696,689 of these shares, and shared dispositive power with respect to 39,585 of these shares.

(9)
Consists of 403,796 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee, 18,750 shares of common stock issuable upon the vesting of restricted stock units and 917,823 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(10)
Includes 1,500 shares of common stock issuable upon the vesting of restricted stock units and 36,832 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(11)
Includes 4,500 shares of common stock issuable upon the vesting of restricted stock units and 96,603 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(12)
Consists of 17,561 shares held by Mr. Tomlin and his spouse in a joint account, 4,500 shares of common stock issuable upon the vesting of restricted stock units and 29,666 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(13)
Includes 4,500 shares of common stock issuable upon the vesting of restricted stock units and 140,499 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(14)	Includes 66,332 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(15)	Includes 68,832 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(16)	Includes 33,038 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(17)	Includes 67,999 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(18)	Includes 69,666 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(19)	Includes 69,666 shares of common stock issuable upon exercise of options exercisable within 60 days after March 28, 2013.

(20)
Consists of shares held by each executive officer and director, including: 98,365 shares held by executive officers other than named executive officers; 6,175 shares of common stock issuable upon the vesting of restricted stock units to executive officers who are not named executive officers; and 85,398 shares of common stock issuable upon exercise of options to executive officers, who are not named executive officers, within 60 days after March 28, 2013; and the shares described in footnotes 9 through 19 above.

Equity Compensation Plan Information
The following table provides information about Power Integrations' common stock that may be issued upon the exercise of options and rights under all of the existing equity compensation plans as of December 31, 2012, which consist of the Power Integrations 1997 Stock Option Plan, the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 1998 Nonstatutory Stock Option Plan and the Power Integrations 2007 Equity Incentive Plan. None of the company's existing equity compensation plans permit the repricing of stock appreciation rights or stock options for a lower exercise price or cash buyouts without stockholder approval.

Plan Category		Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1997 Stock Option Plan	1,414,424		$23.92	—
	1997 Outside Directors Stock Option Plan(1)	311,502		25.59	100,000
	1997 Employee Stock Purchase Plan	—		—	529,310
	2007 Equity Incentive Plan(2)	1,757,416	(3)	28.96	4,239,039	(4)
	Total	3,483,342		26.05	4,868,349
Equity compensation plans not approved by security holders	1998 Nonstatutory Stock Option Plan (1)	9,034		18.45	—
Totals		3,492,376		$26.03	4,868,349
____________________

(1)
On July 28, 2009, this plan was amended to generally prohibit outstanding options from being amended to reduce the exercise price of such outstanding options or canceled in exchanged for cash, other awards or options with a lower exercise price without stockholder approval.

(2)
On July 28, 2009, this plan was amended to generally prohibit outstanding options or stock appreciation rights from being canceled in exchange for cash without stockholder approval and already prohibited the repricing of any outstanding stock awards and the canceling and re-granting of any outstanding stock awards without stockholder approval.

(3)
All option awards, restricted stock units and performance-based awards issued under this plan are reflected in this column. The weighted-average exercise price of the options is included in column (b). The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and performance-based shares, as they have no exercise price.

(4)
Under the 2007 Equity Incentive Plan, stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and “other stock awards” may be granted for the full amount of the share reserve except that the number of shares available for issuance under the 2007 Equity Incentive Plan is reduced by one (1) share for each share of stock issued pursuant to a stock option or a stock appreciation right and two (2) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, or other stock award.

Description of 1998 Nonstatutory Stock Option Plan. Power Integrations' Board adopted the 1998 Nonstatutory Stock Option Plan, or the 1998 Plan, in July 1998. The 1998 Plan was approved by Power Integrations' directors; stockholder approval was not required at that time and was not sought. The 1998 Plan provided for the grant of nonstatutory stock options to Power Integrations' employees and consultants. There were initially 1,000,000 shares reserved under the 1998 Plan, and no shares remain available for future issuance under this plan. No additional stock awards were granted under the 1998 Plan following stockholder approval of the 2007 Equity Incentive Plan, or the 2007 Plan, at the 2007 annual meeting of stockholders.
The Board, or a committee appointed by the Board, sets the terms of stock awards granted under the 1998 Plan subject to the terms of the 1998 Plan. The exercise price of nonstatutory stock options granted under the 1998 Plan is not less than 85% of the fair market value of the stock subject to the option on the date of grant. Options under the 1998 Plan generally terminate three months after termination of service for any reason other than death or disability, and six months after termination due to disability or death. The 1998 Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of stock available for issuance under the 1998 Plan have been issued and all restrictions on such shares under the terms of the 1998 Plan and the agreements evidencing options granted under the 1998 Plan have lapsed. Stock awards generally vest over four years.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.
To our knowledge, based solely on review of the forms furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2012, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2012.

COMPENSATION OF DIRECTORS
Cash Compensation. From January 1, 2012, to December 31, 2012, each of our directors, with the exception of Mr. Balakrishnan, received $9,000 per quarter to serve as a member of our Board, and the chairman of our Board received an additional $7,500 per quarter to serve in such capacity. Our non-employee directors do not receive per meeting fees.
In addition, each chairman of our Audit Committee, Compensation Committee and Nominating and Governance Committee, received in 2012, $5,000, $3,750, and $2,000 per quarter, respectively, for serving as chairpersons of these committees. The members of our Audit Committee, Compensation Committee and Nominating and Governance Committee who were not the chairperson of the respective committee, received in 2012, $2,000, $1,500 and $800 per quarter, respectively, to serve on these committees.
Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.
Equity Awards. Additionally, directors who are not employees of Power Integrations each receive equity compensation.
Beginning in July 2012, initial and annual equity incentive grants are made to nonemployee directors primarily under the Power Integrations 2007 Equity Incentive Plan (the “2007 Plan”) as follows (the “Directors Equity Compensation Program”):

•
On the first trading day of July in each year (the “Regular Grant Date”), each continuing eligible director will receive a grant of an equity award in the form of restricted stock units or option to purchase shares of common stock under the 2007 Plan with an aggregate value of $100,000 (the “ Equity Award”). Each such Equity Award would vest in full effective immediately prior to the commencement of the company's first annual meeting of stockholders in the year following the year of the Regular Grant Date, provided that the recipient is still providing services to the company as a director and provided, further, that 100% of the shares subject to such Equity Award would be deemed fully vested upon the occurrence of a “Change of Control”, as such term is defined in the 2007 Plan; and

•
A new eligible director generally would receive an Equity Award, which Equity Award shall consist entirely of RSUs or entirely of options, at such new eligible director's election, and shall be equal to the pro rated portion of the company's annual Equity Awards based on the time between the date the new director is appointed to the Board and the first trading day of Nasdaq in the month of July following such director's appointment.

Prior to July 2012, initial and annual grants had been made to eligible directors under the Directors Equity Compensation Program as follows:

•
On the first trading day of July in each year (the “Regular Grant Date”), if a continuing eligible director (other than a new director) held options pursuant to which 8,000 or more shares would vest during the period commencing with the 25th month and ending with the 36th month following the Regular Grant Date (the “Third Year”), he/she would not receive a new option grant under the 2007 Plan on that day;

•
on the Regular Grant Date of each year, if a continuing eligible director (other than a new director) holds options pursuant to which less than 8,000 shares (or no shares) would vest during the Third Year, he/she would receive an option under the 2007 Plan to purchase 8,000 shares less the number of such shares. Such shares would vest monthly during the Third Year; and

•	a new outside director generally would receive:

(a)    On the first trading day of the month following commencement of service, an option to purchase the number of shares of common stock equal to: the fraction of a year (determined by reference to the number of months) between the date of the director's appointment to the Board and the next July 1, multiplied by 8,000 (the number of shares of common stock subject to such option would be rounded down to the next whole share) and such shares would vest on such next July 1; and
(b)    On the first trading day of July following commencement of service, an option to purchase 24,000 shares vesting monthly over the three year period commencing on the Regular Grant Date.

•
The exercise price per share for options granted under the Directors Equity Compensation Program is the fair market value of a share of Power Integrations' common stock on the grant date as determined in accordance with the option agreements.

•	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Compensation Committee.

Compensation of Other Directors. Mr. Balakrishnan, our chief executive officer and president, is not separately compensated for his services as a member of the Board.
The following table shows for the fiscal year ended December 31, 2012, certain information with respect to the compensation of all non-employee directors of Power Integrations:

Director Compensation For Fiscal Year 2012

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	Restricted Stock Unit Awards(4)(5)	Total
Alan D. Bickell	$59,000	$—	$99,461	$158,461
Balakrishnan S. Iyer	$59,200	$—	$99,461	$158,661
Steven J. Sharp	$36,000	$98,748	$—	$134,748
Nicholas E. Brathwaite	$39,200	$—	$99,461	$138,661
E. Floyd Kvamme	$80,000	$—	$99,461	$179,461
William L. George	$37,500	$—	$99,461	$136,961
_________________

(1)	This column represents annual director fees, committee chairman fees and meeting attendance fees earned in 2012.

(2)
The amount shown in this column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount is described in Note 3, “Stock Plans and Share Based Compensation” in our notes to consolidated financial statements as set forth in our annual report on Form 10-K for fiscal year ended December 31, 2012, as filed with the SEC on February 22, 2013. This grant was subject to an individual award agreement, the form of which was previously filed with the SEC. Only one option grant was made to Mr. Sharp in 2012, therefore the grant date fair value in the table above reflects the grant date fair value of that option.

(3)
Options to purchase the following aggregate number of shares were outstanding and held by our non-employee directors as of December 31, 2012: Mr. Bickell, 88,300; Mr. Iyer, 89,967; Dr. George, 45,006; Mr. Sharp, 85,170; Mr. Brathwaite, 80,800; and Mr. Kvamme, 81,634.

(4)
The amounts shown in this column represent the grant date fair value for stock awards calculated in accordance with FASB ASC Topic 718, excluding estimates of forfeiture. The grant date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded. Only one restricted stock unit grant was made to each director (other than Mr. Sharp, who did not receive a restricted stock unit grant) in 2012, and therefore the grant date fair value in the table above reflects the grant date fair value of that restricted stock unit grant.

(5)
Restricted stock units to acquire the following aggregate number of shares were outstanding and held by our non-employee directors as of December 31, 2012: Mr. Bickell, 2,634; Mr. Iyer, 2,634; Dr. George, 2,634; Mr. Sharp, none; Mr. Brathwaite, 2,634; and Mr. Kvamme, 2,634.

An Equity Award with an aggregate value of $100,000 was granted to each non-employee director on July 2, 2012. No other Equity Awards were granted to non-employee directors in 2012. The grant date fair value of the option in the table above is computed in accordance with FASB ASC Topic 718. Each Equity Award grant was made under the 2007 Equity Incentive Plan. The option grant will become exercisable immediately prior to the company's 2014 Annual Meeting of Stockholders, subject to the optionee's continued service. The exercise price per share of the option granted is equal to the fair market value of a share of common stock on the date of grant. Options granted under the 2007 Equity Incentive Plan have a maximum term of ten years after the date of grant, subject to earlier termination upon an optionee's cessation of service. The restricted stock unit grants will vest and the underlying stock will issue immediately prior to the company's 2014 Annual Meeting of Stockholders, subject to the optionee's continued service. The number of restricted stock units issued under such Equity Award was calculated as $100,000 divided by fair market value of a share of common stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion And Analysis
The primary objectives of the Compensation Committee of the Board with respect to executive compensation are as follows:

1.	To attract and retain qualified executive management;

2.	To fairly compensate executives for the value of work provided;

3.	To compensate executives for achieving specific company goals and objectives;

4.	To align the incentives of our executives with the interests of our stockholders by providing equity awards to executives so that each executive has a meaningful ownership interest in our company; and

5.	To implement executive compensation programs in an objective and non-discriminatory manner.
To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of the executives' overall compensation to our company's financial performance and the price of our common stock. Overall, an executive's total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.
Role of Our Chief Executive Officer in Determining Compensation. Mr. Balakrishnan, Power Integrations' chief executive officer, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers, so that the Compensation Committee can make any changes necessary to keep the company's compensation philosophy and programs aligned with the company's business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation terms. The Compensation Committee considers, but is not bound to and does not always accept, management's and the outside consultant's recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan's compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan's compensation without him present.
Mr. Balakrishnan and other executive officers attend some of the Compensation Committee's meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed or voted upon.
Comparative Compensation Analysis and Role of Compensation Consultant. Power Integrations generally aligns both its cash and equity compensation to market comparables. The Compensation Committee first engaged, in 2003, an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist the Compensation Committee in the analysis of compensation survey data. Meyercord has been engaged by the Compensation Committee since that time, including through 2012 and into 2013. Meyercord attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee considers from time to time information reported in peer companies' SEC filings for all elements of compensation, including salary, annual cash and equity incentive or bonus compensation, and equity compensation.
In January 2012, Meyercord performed a specific review of the company's performance metrics which established the percentage of target bonus allocated to revenue, non-GAAP operating income performance and strategic goals, in connection with the Compensation Committee's establishment of the 2012 cash bonus plan. Meyercord also performed a review of the equity compensation for Mr. Balakrishnan for 2012. The Compensation Committee determined that the economic climate had not changed significantly from the previous year and therefore relied on the January 2011 analysis performed by Meyercord to assess the 2012 compensation package for the named executive officers other than Mr. Balakrishnan. In performing the 2011 analysis the Compensation Committee considered peer companies to be companies in the semiconductor industry or closely related businesses with annual revenues in the range of approximately 50% to 200% of Power Integrations' revenues and/or an enterprise value of approximately 50% to 200% of Power Integrations' enterprise value. The Compensation Committee did consider a few similar companies that were outside of the above-mentioned range because these companies were generally otherwise comparable to Power Integrations. Other criteria considered for peer companies included similarities among global scope and complexity of the company's business, and businesses falling into industry-specific categories of semiconductors and related services, integrated circuits, semiconductor solutions and computer communications. The peer group that resulted from this screening method was large and diverse enough that the addition or elimination of any one company did not alter the overall analysis materially. The full list of twenty seven (27) companies was as follows:

Company Name	Company Name
Anadigics, Inc.	Micrel, Inc.
Applied Micro Circuits Corporation	Microsemi Corporation
Cirrus Logic, Inc.	Monolithic Power Systems, Inc.
Cohu, Inc.	Netlogic Microsystems
Diodes, Inc.	Pericom Semiconductor Corporation
DSP Group, Inc.	Rambus, Inc.
Exar Corporation	Semtech Corporation
Hittite Microwave Corporation	Sigma Designs, Inc.
Integrated Device Technology, Inc.	Silicon Image, Inc.
Integrated Silicon Solution, Inc.	Standard Microsystems Corporation
International Rectifier Corporation	Tessera Technologies, Inc.
Intersil Corporation	TriQuint Semiconductor, Inc.
Ixys Corporation	Zoran Corporation
Lattice Semiconductor Corporation

In 2012, based on an analysis Meyercord performed in 2011, the Compensation Committee continued to utilize approximately the 50th - 65th percentile as a general reference point, but not a specific target, for the aggregate value of base salary and annual target bonus for the named executive officers, and the 60th - 80th percentile as a general reference point, but not a specific target, for long-term equity incentive compensation. The Compensation Committee continued to utilize a higher general reference point for long-term equity incentive compensation than the other components of executive compensation to provide a stronger incentive to the executive officers to manage the company as owners with equity stakes in the business. The Compensation Committee deviated from the general reference points for certain of the executive officers depending on the particular officer's experience level, pay history, and performance.
In 2012, Meyercord again performed an analysis of Mr. Balakrishnan's equity compensation, taking into consideration the performance of the company from 2009 to 2011 in light of the prevailing economic climate during those years and its impact on the performance of the company and the broader industry. Among other factors, Meyercord noted that the company's revenues had grown at an average rate meaningfully above that of the broader industry, including growth of nearly 40% in 2010 and growth of 7% in 2009 (a year in which industry revenues declined substantially), though in 2011 the company's revenue growth was approximately in line with the broader industry. Given this overall record of performance, Mr. Meyercord recommended that the Compensation Committee grant equity awards in a quantity similar to those granted in 2010 and 2011.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust salaries, bonus awards and equity awards. Generally, the Compensation Committee also considers the pay history of each executive, the relative pay between each executive, the performance of the company and the performance and experience of each executive in arriving at compensation levels.
The Role of Stockholder Say-on-Pay Votes. In the 2011 annual meeting, stockholders indicated, on an advisory basis, a preference for annual (rather than bi- or tri-annual) stockholder advisory votes on compensation of the company's named executive officers; the Board has adopted the stockholders' indicated preference. In each of 2011 and 2012, Power Integrations provided its stockholders with the opportunity to cast an advisory vote on executive compensation, and at each of the 2011 and 2012 annual meetings of stockholders, the company's stockholders approved the executive compensation. In 2011 and 2012, respectively more than 99% and 95% of the shares present and entitled to vote at the annual meetings of stockholders were cast in approval of the compensation of the company's named executive officers. In each case, the Compensation Committee viewed this approval as a strong endorsement of our compensation policies and practices and continued to conduct itself consistent with past practice in establishing the following year's base salaries, bonus plan and equity compensation. Although the stockholder vote is non-binding, the Compensation Committee will consider the outcome of future votes when making future compensation decisions for named executive officers.

Executive Compensation Components
The 2012 executive compensation was divided into the following components: a) base salary, b) annual bonus and c) long-term equity-based incentive awards. In addition, the named executive officers are also eligible to participate in our health and welfare programs, the employee stock purchase plan, subject to limitations, our 401(k) plan, and other programs on the same basis as other employees of the company.
Base Salary. We pay a base salary to each of our named executive officers to provide an appropriate and competitive base level of current cash income. The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with perceived market levels after taking into account individual responsibilities, performance and experience.
In 2012, the Compensation Committee made small adjustments to keep base salaries close to 2011 levels. The 2012 base salaries increased approximately 3%-5% per year compared to the prior years for all named executive officers. The minor salary adjustments to named executive officers were made to stay consistent with adjustments made for other employees of the company.
Annual Bonus. The Compensation Committee believes that a substantial portion of the annual compensation for each executive officer should be in the form of variable incentive bonuses. The annual incentive bonuses are intended to compensate officers for achieving annual financial and strategic goals at the corporate level. The Compensation Committee utilizes annual incentive bonuses to attract and retain qualified executives, align their interests with those of the company's stockholders, and provide appropriate executive and leadership incentives. Each named executive officer is a member of the company’s executive team. The company’s executive compensation program is intended to promote and retain stability within the executive team. Each named executive officer has been an employee of the company for at least 10 years, other than Mr. Nayyar who joined the company in 2010. Because the company’s executive officers operate as a team, the Compensation Committee considers internal pay equity to be an important factor in the Committee’s decisions on executive compensation. As a result, the annual bonus and long term equity based incentive awards granted to each of the named executive officers in 2012 were largely the same.
In 2012, as in the years 2009 through 2011, the Compensation Committee determined to award bonuses in performance stock units (“PSUs”) to provide our management with a stronger incentive to perform and thereby increase the company's common stock price. The Compensation Committee used the 2008 target cash bonuses (which were generally based on the 50th percentile of the company's peer companies) as a frame of reference to determine the number of PSUs to award pursuant to the 2012 bonus plan (the “2012 Plan”). The aggregate value of PSUs awarded pursuant to the 2012 Plan on the grant date to all of the officers was approximately 8% higher than the cash bonuses awarded pursuant to the 2008 cash bonus plan, which increase was nominal and considered to be appropriate given that four years had passed since the 2008 cash bonuses had been established. The PSUs are awarded at the beginning of the fiscal year, and vest depending on the extent to which the company meets the performance criteria discussed under “Mechanics of 2012 Bonus Plan” below, which can range from zero to 200% of the target shares awarded.
As our our stock price in 2012 was, on average, approximately the same as in 2011, the Compensation Committee set the aggregate number of PSUs reserved for issuance under the 2012 Plan at the same aggregate number of PSUs reserved for issuance under the 2011 bonus plan (which was also based on 2008 target cash bonuses). Correspondingly, the number of PSUs underlying each executive officer's target bonus under the 2012 Plan was the number of PSUs underlying the respective executive officer's target bonus under the 2011 bonus plan.
Overall, the actual value of 2012 PSU target bonus compensation was approximately 69% of the annual base salary for the company's chief executive officer and approximately 41% - 43% of annual base salary for the company's other named executive officers. These percentages were approximately the same as 2011, which placed Power Integrations between the 50th and 60th percentile among Power Integrations' peer companies for target bonus as a percentage of base salary for the named executive officers as a group, based on the 2011 analysis performed. In 2012 and 2011, a Radford Survey analysis and peer group analysis directly comparing the individual 2012 and 2011 target bonuses of Power Integrations' named executive officers with the target bonuses of officers in analogous positions at Power Integrations' peer companies was also utilized in verifying the consistency with the Compensation Committee's general reference point for the 2012 target bonuses. The target bonuses of Power Integrations' individual named executive officers in 2012 and 2011 were between approximately the 50th and 70th percentiles based on the October 2010 Radford Survey, and between the 30th and 75th percentiles compared to the target bonuses of officers in analogous positions.
For the aggregate value of base salary and annual target bonus for the named executive officers as a group, Power Integrations placed at about the 55th percentile of Power Integration's peer group companies. The Compensation Committee believed compensating the named executive officers at this level was justified in light of the experience levels and performance of the named executive officers and the strong performance of the company.
Mechanics of 2012 Bonus Plan
For the 2012 Plan, the Compensation Committee determined that actual bonus payments would be a percentage of target bonus based upon revenue, non-GAAP operating income, and strategic goals. The Compensation Committee has used these components to emphasize revenue growth and to focus management on operating performance by excluding the impact of changes in interest rates, tax rates and share count on income. The weighting of these components is as follows:

Revenue	20%
Non-GAAP Operating Income	60%
Strategic goals	20%
Total	100%

The income targets were based on non-GAAP operating income, which excluded certain expenses, including (a) FAS 123R expense; (b) any extraordinary income and or expenses associated with mergers and acquisition activities, patent-lawsuit settlements and tax settlements; and (c) any other charges or adjustments which the Compensation Committee determined to be extraordinary or otherwise appropriate. These items were excluded because the Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations' compensation objectives.
The Compensation Committee believed the metrics of the 2012 Plan were directly tied to the company's core operating performance, were key factors in driving stockholder value, and were important business elements that Power Integrations' executives could meaningfully influence. By focusing on these metrics, the Compensation Committee sought to align the financial interests of the company's executives with those of the company's stockholders.
Revenue Component of Executive's Bonus:
Under the terms of the 2012 Plan, the named executive officers would not receive a bonus payout for the revenue component of the 2012 Plan if actual 2012 revenues did not exceed $280 million. To the extent 2012 actual revenues exceeded $280 million, the actual bonus would increase linearly from zero at $280 million of revenue up to 20% of the target bonus at $300 million of revenue, and up to 40% of the target bonus at $330 million of revenue, the maximum that could be earned under the revenue component of the 2012 Plan.

The company regards its revenue growth as a key measure of its success, and maintains a goal of growing revenues at a rate exceeding the entire analog semiconductor industry as reported by the World Semiconductor Trade Statistics ('WSTS"). In 2012 there were negative global macroeconomic concerns which hindered economic growth. These negative factors were beginning to surface in the beginning of 2012, and were considered in establishing the company's 2012 bonus plan. The company began with its 2012 budget, took into account the negative economic conditions, and set the 2012 Bonus Plan performance minimum, target and maximum thresholds. In view of these negative factors the difficulty of attaining the thresholds was intended to be consistent with that of the 2011 and 2010 bonus plans; the target and maximum levels under the

2012 Plan represented challenging and aggressive levels of performance. In January 2013, based on the $305.4 million of net revenue achieved in 2012, the Compensation Committee determined that 24% of the target PSUs awarded would vest in 2013 under the revenue component of the 2012 Plan.

Non-GAAP Operating Income Component of Executive's Bonus:
The named executive officers would not receive a bonus payout for the non-GAAP operating income component of the 2012 Plan if actual 2012 non-GAAP operating income did not exceed $44.4 million. To the extent 2012 actual non-GAAP operating income increased above $44.4 million, the actual bonus would increase linearly from zero at $44.4 million of non-GAAP operating income up to 60% of target bonus at $55.5 million of non-GAAP operating income, and up to 120% of target bonus at $65.6 million of non-GAAP operating income, the maximum that could be earned under the non-GAAP operating income component of the 2012 Plan. The non-GAAP operating income thresholds were derived from the revenue thresholds based on the board approved budget for 2012. The Compensation Committee believed that reaching these levels would have been unlikely without substantial growth of existing business and new business resulting in market share gains. In January 2013, based on the $55.4 million of non-GAAP operating income achieved in 2012, which excludes the acquisition of CT-Concept, the Compensation Committee determined that 59% of the target PSUs awarded would vest in 2013.

Strategic Goals Component of Executives' Bonus:
The named executive officers would not receive a bonus payout for the strategic-goals component of the 2012 Plan if the established goals were not achieved. Each of the strategic goals was assigned a percentage adding up to 20% of the target bonus. The strategic-goals portion of the 2012 Bonus Plan consisted of eight strategic goals, with two goals relating to improvements in technology, one to new-product development, two to marketing and sales, and three relating to operations, finance and corporate development. If all of the strategic goals were met the named executive officers would be awarded 20% of the target bonus times two, or 40%. If less than 100% of the strategic goals were met the named executive officers would receive a prorated amount of the goals-related component of the target bonus. Credit for goals partially completed was to be determined by the Compensation Committee based on the progress made towards those goals. In January 2013, based on the level of strategic goals achieved in 2012, the Compensation Committee determined that 24% of the target PSU's awarded would vest in 2013.

Long-Term Equity-Based Incentive Awards. The goal of Power Integrations' long-term equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage Power Integrations from the perspective of an owner with an equity stake in the business. Providing a meaningful potential financial gain through equity-based incentive awards also assists Power Integrations in retaining its executive officers. During 2012, to follow market practices, the Compensation Committee decided to use a mix of stock-option and restricted stock unit awards (“RSUs”) for the long-term equity incentive compensation of Power Integrations' named executive officers as indicated in the “Grants of Plan-Based Awards in 2012” table below. The Compensation Committee generally divided long-term equity incentive compensation approximately equally, in terms of value, between stock options and RSUs, based on the company's stock price at the time of the approval of the awards, for each named executive officer.

Stock Options

Each stock option grant allows the named executive officer to acquire shares of Power Integrations' common stock at a fixed price per share equal to the fair market value of our common stock on the date of grant. The option grant will provide a return only if Power Integrations' common stock appreciates over the option term.

On January 24, 2012, the Compensation Committee approved the grants of stock options to purchase shares of the company's common stock to the company's named executive officers, with a grant date of the third trading date following the date of the earnings release of the company's first quarter 2012 financial performance, in accordance with the company's Equity Grants Policy as then in effect, which resulted in a grant date of May 8, 2012. The stock options have a four-year vesting period, with 1/8th of the shares underlying the stock options vesting on the six-month anniversary of the vesting commencement date and the balance of the shares vesting in a series of forty-two (42) successive equal monthly installments measured from the six-month anniversary of the vesting commencement date, in accordance with the company's standard vesting schedule for stock options. The company does not have a holding period for exercised option shares, however, the company believes granting stock options with long vesting periods creates a substantial retention incentive and also encourages the company's executives to focus on the company's long-term business objectives.

Restricted Stock Unit Awards

The Compensation Committee believes RSUs help to create incentives for performance and align the interests of executives with those of stockholders because an RSU's value increases or decreases in correlation with the company's stock price. In addition, because the grant-date value of an RSU is generally greater than the grant-date value of a stock option (using the Black-Scholes valuation model), the Compensation Committee is able to grant a smaller number of RSUs to deliver an approximately similar grant-date award value as a stock option covering a greater number of shares. Thus, compared to stock options, RSUs help reduce the dilutive effects of the company's equity awards on the company's stockholders and may provide a cost-effective balance of incentive and risk. Further, the Compensation Committee believes RSUs possess greater retention value than stock options given that RSUs, unlike stock options, retain significant value even when the stock price fluctuates below the stock price on the grant date.

On January 24, 2012, the Compensation Committee approved the grants of RSUs to the named executive officers, with the same grant date as the options described above. The RSU grants were at levels equal to the 2011 grants, as the Compensation Committee believed that the current and prior year had a similar economic climate and that the stock price was approximately the same year over year. The RSUs have a four-year vesting period with one-fourth of the RSUs vesting on each anniversary of the grant date over four years, in accordance with the company's standard vesting schedule for RSUs. The company does not have a holding period for vested RSUs, however, the company believes granting RSUs with long vesting periods creates a substantial retention incentive and also encourages the company's executives to focus on the company's long-term business objectives.

Determination of Amounts of Equity Awards

In 2012, the Compensation Committee determined it generally appropriate to award the total amounts of long-term equity incentive compensation to each of the named executive officers, other than the chief executive officer, primarily based on experience, rather than to differentiate each executive's compensation relative to the market. Thus, the named executive officers, other than Mr. Balakrishnan, received option grants and RSUs which were generally equal in value as such named executive officers had similar levels of experience. In addition, as the company’s executive officers operate as a team, the Compensation Committee considers internal pay equity to be an important factor in the Committee’s decisions on executive compensation.

The Compensation Committee approved a grant to Mr. Balakrishnan of 25,000 RSUs and a stock option to purchase 50,000 shares of the company's common stock, which was the same level granted in 2011 and 2010. Assuming approximately a 2:1 ratio for the value of stock options relative to RSUs, the Compensation Committee generally estimated that Mr. Balakrishnan's 2012 long-term equity incentive compensation awards equated to the granting of an option to purchase approximately 100,000 shares of the company's common stock. Based on an historical analysis of the size of past option grants to Mr. Balakrishnan, and Mr. Balakrishnan's performance and leadership, the Compensation Committee determined that these awards were the appropriate levels of long-term equity incentive compensation to be awarded to Mr. Balakrishnan in 2012.

The Compensation Committee approved a grant to each of the named executive officers, other than Mr. Balakrishnan, of 6,000 RSUs and stock options to purchase 12,000 shares of the company's common stock. Assuming approximately a 2:1 ratio for the value of stock options relative to RSUs, the Compensation Committee generally estimated that these awards equated to the granting of options to purchase approximately an aggregate of 24,000 shares of the company's common stock to each of the named executive officers excluding Mr. Balakrishnan. Based on an historical analysis of the size of past option grants to the named executive officers other than Mr. Balakrishnan, and the performance and experience of the named executive officers, the Compensation Committee determined that these awards were the appropriate levels of grants of the long-term equity incentive compensation to be awarded to the named executive officers in 2012.

Overall, the value of the long-term, equity-based incentive awards, including both stock options and RSUs granted in May 2012 and May 2011, placed Power Integrations at about the 66th percentile among Power Integrations' peer companies for Power Integrations' executive officers as a group. The data utilized for this analysis were the same for both 2012 and 2011, as the Compensation Committee believed the economic conditions were relatively similar in both years, and the stock value on the date of grant for the equity and option awards was similar year over year. This percentile was not specifically targeted by the

Compensation Committee, but fell within the 60th - 80th percentile range, which the Compensation Committee used as a general reference point to award long-term equity incentive compensation. The Compensation Committee's awards of long-term equity incentive compensation, which were at a higher percentile than total cash compensation compared to peer companies, reflects the Compensation Committee's focus on aligning executive compensation with the interests of the company's stockholders.

Stock Ownership Guideline. In April 2013, the company established a CEO stock ownership guideline. The company believes that ownership in the company's stock is an effective means to reinforce alignment of the CEO's interests with those of the company's stockholders. Our CEO is required to own a number of shares of the company's common stock having a value equal to at least his current base salary. This stock ownership guideline provides for a five-year period to attain the target ownership level beginning on the date this guideline was adopted by the Compensation Committee.

Employment Agreements. The named executive officers are employed at will. Based on the company's primary objectives, that its executive compensation program should be linked to performance, the executive compensation program does not include employment agreements.

Other Compensation. Our executive officers are party to benefits agreements and offer letters (“Employment Benefits Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause, resigns for good reason or is terminated within 18 months following a change of control or Mr. Balakrishnan ceasing to be our chief executive officer (a “Termination Upon Change of Control”). In the event of a termination without cause, resignation for good reason or a Termination Upon Change of Control, these benefits include a cash severance payment based upon the executive's highest annual salary from the company, the executive's targeted annual incentive bonus, continued health coverage and accelerated vesting of stock options and restricted stock units (only the chief executive officer receives vesting acceleration for terminations not in connection with a change of control). If the executive incurs a Termination Upon Change of Control, the benefits also include extended time to exercise stock options. If the executive continues service without Termination Upon Change of Control, the benefits include partial acceleration of vesting for stock options and restricted stock units (with the amount of acceleration varying based upon whether or not the acquiring company assumes the company's stock options and restricted stock units as well as the executive's position and amount of service to the company). After a set age, if an executive officer retires following an extended amount of service to our company, the executive officer may also receive continued health plan coverage and extended time to exercise stock options pursuant to the Employment Benefits Agreements. The Compensation Committee approved these Employment Benefits Agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. The level of benefits under the Employment Benefits Agreements was established by the Compensation Committee to provide retention incentives in line with similar incentives at comparable companies. Certain of these severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate named executive officers to continue employment with the company and increase stockholder value in the event of a potential change of control or change in our chief executive officer. A summary of the material terms of these Employment Benefits Agreements, together with a quantification of the benefits available under the benefits agreements, may be found in the section below entitled “Summary of Executive Compensation-Employment Contracts and Termination of Employment and Change of Control Agreements.”
Perquisites and Generally Available Benefit Programs. We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.
We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2012 and 2011, Power Integrations did not contribute to the employee 401(k) plan. However, in 2010, Power Integrations did contribute to the employee 401(k) plan; the plan provided a contribution of 3% of salary up to maximum of $3,000 for each U.S. employee. The company's contribution is discretionary and the decision to contribute is made by the company each year based on business conditions. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Pension Benefits.”

Federal Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits Power Integrations to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. For 2012, the deduction for compensation paid to certain executive officers was limited. The tax effects of Internal Revenue Code Section 162(m) are considered in establishing appropriate executive compensation.
Compensation “Claw-back”. In 2009, we implemented a compensation “claw-back” mechanism with respect to our compensation of our executive officers that conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of the bonuses in the event of a restatement resulting from intentional misconduct by the officers. Specifically, in the event of intentional misconduct that results in an accounting restatement of any financial statement filed in the twelve (12) months prior to the payout of the bonus due to material noncompliance by the company with any financial reporting requirements of the federal securities laws, the officers determined by the Board to have engaged in the intentional misconduct will reimburse the company the difference between the amount of any bonus received that was based on the original financial statements and the amount of the bonus the officer would have received had the amount of the bonus been calculated based on the restated financial statements.

Compensation Committee Report 1
The Compensation Committee of the Board of Directors of Power Integrations has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations' Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Compensation Committee:

Alan D. Bickell (Chairman)
William L. George
E. Floyd Kvamme
___________

[1]
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary of Executive Compensation
The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2012. We refer to these employees collectively as our “named executive officers.”
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation	Total
Balu Balakrishnan	2012	$446,731	$11,000	$1,646,695	$915,305	$1,136	$924(5)	$3,021,791
President and Chief	2011	$446,271	$6,000	$1,489,835	$785,660	$3,128	$1,092(5)	$2,731,986
Executive Officer	2010	$412,788	$7,000	$1,445,370	$811,450	$2,992	$50,530(6)	$2,730,130

Sandeep Nayyar	2012	$287,365	$0	$490,337	$219,673	$0	$766(5)	$998,141
Chief Financial	2011	$275,015	$0	$294,274	$50,536	$4,607	$858(5)	$625,290
Officer	2010	$143,846	$0	$793,750	$610,350	$0	$3,429(7)	$1,575,065

Derek Bell	2012	$298,654	$0	$490,337	$219,673	$0	$792(5)	$1,009,456
Vice President,	2011	$286,988	$0	$451,282	$188,558	$0	$874(5)	$927,702
Engineering	2010	$273,068	$0	$428,988	$194,748	$0	$3,874(8)	$900,678

John Tomlin	2012	$298,654	$0	$490,337	$219,673	$0	$792(5)	$1,009,456
Vice President,	2011	$287,094	$0	$451,282	$188,558	$0	$874(5)	$927,808
Operations	2010	$279,808	$0	$428,988	$194,748	$1,001	$3,874(9)	$908,419

Clifford Walker(10)	2012	$288,615	$0	$490,337	$219,673	$0	766 (5)	$999,391
Vice President,	2011	$277,144	$0	$451,282	$188,558	$15	$842(5)	$917,842
Corporate
Development

__________________

(1)	The “Bonus” in 2012, 2011 and 2010, was awarded for Mr. Balakrishnan's work on several patents that were assigned to Power Integrations.

(2)
The grant date fair value for all stock awards has been calculated in accordance with FASB ASC Topic 718, excluding estimates of forfeiture. In the case of time-based restricted stock units the grant date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded. In the case of performance stock units made pursuant to Power Integrations' 2012, 2011 and 2010 bonus plans, which were subject to certain performance conditions, as further described in the “Compensation Discussion & Analysis” section, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions which was the same as the value of the award at the grant date assuming the highest levels of performance conditions were achieved. The grant date fair value was calculated by multiplying the closing stock price on the grant date by the maximum number of shares awarded.

(3)
The dollar amounts in this column reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted during the fiscal year. For information on the assumptions used to calculate the value of the awards for 2012, 2011, and 2010, refer to Note 3, “Stock Plans and Share Based Compensation”, to Power

Integrations' consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 22, 2013.

(4)
Includes an estimate of the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the named executive officer's defined benefit pension plan. The table excludes the negative aggregate change in the actuarial present value in 2012 of Mr. Nayyar, Mr. Walker and Mr. Tomlin's accumulated benefits under the named executive officers' defined benefit pension plans in the amounts of ($2,021), ($2,201) and ($4,098), respectively. Also excludes the negative aggregate change in the actuarial present value in of 2011 of Mr. Bell's and Mr. Tomlin's accumulated benefits under the named executive officers' defined benefit pension plans in the amounts of ($382) and ($922), respectively, and excludes the negative aggregate change in the actuarial present value in 2010 of Mr. Bell's accumulated benefits under the named executive officer's defined benefit pension plan in the amount of ($970). The narrative and footnotes following the Pension Benefits table below provides additional detail about Power Integrations' pension plans.

(5)	Represents the amount paid by Power Integrations for a life insurance premium for the executive officer.

(6)
Represents $46,438 paid by Power Integrations to Mr. Balakrishnan for the reimbursement of tax withholding for the conversion of incentive stock options to nonstatutory stock options, $3,000 contributed by Power Integrations to Mr. Balakrishnan's 401(k) account and $1,092 for a life insurance premium.

(7)	Represents $3,000 contributed by Power Integrations to Mr. Nayyar's 401(k) account, and $492 for a life insurance premium.

(8)	Represents $3,000 contributed by Power Integrations to Mr. Bell's 401(k) account and $874 for his life insurance premium.

(9)	Represents $3,000 contributed by Power Integrations to Mr. Tomlin's 401(k) account and $874 for his life insurance premium.

(10)	Mr. Walker was not a named executive officer in 2010.
Grants of Plan-Based Awards in 2012
The following table shows for the fiscal year ended December 31, 2012, certain information regarding grants of plan-based awards to the named executive officers:

Name	Grant Date	Committee Approval Date of Stock Option Grants(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(6)	All Other Option Awards: Number of Securities Underlying Options (#) (7)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(8)
			Threshold(3)	Target(4)	Maximum(5)
Balu	1/24/2012	1/24/2012	—	8,000	16,000				$594,562
Balakrishnan	5/8/2012	1/24/2012				25,000			$1,052,133
	5/8/2012	1/24/2012					50,000	42.88	$915,305
Sandeep	1/24/2012	1/24/2012	—	3,200	6,400				$237,825
Nayyar	5/8/2012	1/24/2012				6,000			$252,512
	5/8/2012	1/24/2012					12,000	42.88	$219,673
Derek Bell	1/24/2012	1/24/2012	—	3,200	6,400				$237,825
	5/8/2012	1/24/2012				6,000			$252,512
	5/8/2012	1/24/2012					12,000	42.88	$219,673
John Tomlin	1/24/2012	1/24/2012	—	3,200	6,400				$237,825
	5/8/2012	1/24/2012				6,000			$252,512
	5/8/2012	1/24/2012					12,000	42.88	$219,673
Clifford Walker	1/24/2012	1/24/2012	—	3,200	6,400				$237,825
	5/8/2012	1/24/2012				6,000			$252,512
	5/8/2012	1/24/2012					12,000	42.88	$219,673

________________

(1)
Reflects the date the Compensation Committee determined to make the grant, such grant to be effective on the grant date designated in the column to the left, at the fair market value on the grant date. Grant dates were designated at the time of the Compensation Committee's action, which grant dates, in the case of the granting of stock options and time-based vesting RSUs, were dates on which Power Integrations was not in possession of material, non-public information, e.g., the third trading day after release of earnings for the grants of stock options.

(2)
These columns set forth the threshold, target and maximum amounts of performance stock units for each named executive officer for the year ended December 31, 2012, under Power Integrations' 2012 bonus plan. The actual grant date fair values of the awards earned for the year ended December 31, 2012, for each named executive officer are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2012. For a description of the 2012 bonus plan, see “Compensation Discussion and Analysis.”

(3)
No performance stock units would have vested if Power Integrations' 2012 actual revenue, actual non-GAAP operating income and strategic goals did not exceed at least an established minimum amount as set forth in the 2012 bonus plan.

(4)	Target represents the number of performance stock units which would have vested if the metrics in the 2012 bonus plan were fully met.

(5)
Maximum represents the maximum awards which could vest pursuant to the 2012 bonus plan, which is 200% of target. The Compensation Committee determined that Power Integrations satisfied the performance conditions under the 2012 bonus plan at the 107% level. Accordingly, the performance stock units vested with respect to 107% of the target amount, and the underlying shares that vested were issued pursuant to the 2012 bonus plan.

(6)	Restrictions on the RSU awards lapse as to one-quarter of the units on the first through the fourth anniversary of the grant date, subject to the awardee's continued service to the company.

(7)
Stock options were granted pursuant to the 2007 Equity Incentive Plan. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee's continued employment or service with Power Integrations. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(8)
Represents the grant date fair value of stock and option awards as determined in accordance with FASB ASC Topic 718. In the case of time-based restricted stock units the grant date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded. In the case of equity incentive plan awards, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions, which was the same as the value of the award at the grant date assuming the highest levels of performance conditions were achieved, and excludes estimates of forfeiture.

The amount of salary and bonus in proportion to total compensation in 2012 varied by executive but was consistent with the Compensation Committee's objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.
Outstanding Equity Awards at 2012 Fiscal Year - End
The following table shows for the fiscal year ended December 31, 2012, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.
Outstanding Equity Awards at December 31, 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)
Balu Balakrishnan	196,327		$27.22	2/4/2014	16,000(2)	$537,760
	200,000		$17.18	1/24/2015	25,000(3)	$840,250
	180,000		$26.75	2/7/2016	18,750(3)	$630,188
	160,000		$25.25	8/15/2017	12,500(3)	$420,125
	5,519(4)	4,730	$21.14	4/28/2019
	164,413(4)	11,937	$21.14	4/28/2019
	0 (4)	2,626	$38.07	5/3/2020
	32,291(4)	15,083	$38.07	5/3/2020
	19,791(4)	27,503	$36.95	5/5/2021
	0 (4)	2,706	$36.95	5/5/2021
	7,291(4)	40,377	$42.88	5/8/2022
	0 (4)	2,332	$42.88	5/8/2022
Sandeep Nayyar	18,281(4)	10,354	$32.54	6/25/2020	6,400(2)	$215,104
	9,219 (4)	6,146	$32.54	6/25/2020	11,000(3)	$369,710
	1,333(4)	2,667	$30.78	8/5/2021	1,500(3)	$50,415

	1,750(4)	6,668	$42.88	5/8/2022	6,000(3)	$201,660
	0(4)	3,582	$42.88	5/8/2022
Derek Bell	3,673		$27.22	2/4/2014	6,400(2)	$215,104
	41,327		$27.22	2/4/2014	3,000(3)	$100,830
	26,104		$26.75	2/7/2016	4,500(3)	$151,245
	10,000(4)	3,334	$21.14	4/28/2019	6,000(3)	$201,660
	7,002(4)	3,876	$38.07	5/3/2020
	748(4)	374	$38.07	5/3/2020
	0(4)	2,668	$36.95	5/5/2021
	4,750(4)	4,582	$36.95	5/5/2021
	0(4)	2,504	$42.88	5/8/2022
	1,750(4)	7,746	$42.88	5/8/2022
John Tomlin	8,333(4)	3,334	$21.14	4/28/2019	6,400(2)	$215,104
	7,750(4)	4,250	$38.07	5/3/2020	3,000(3)	$100,830
	4,750(4)	7,250	$36.95	5/5/2021	4,500(3)	$151,245
	0(4)	2,004	$42.88	5/8/2022	6,000(3)	$201,660
	1,750(4)	8,246	$42.88	5/8/2022
Clifford Walker	3,673		$27.22	2/4/2014	6,400(2)	$215,104
	41,327		$27.22	2/4/2014	3,000(3)	$100,830
	40,000		$26.75	2/7/2016	4,500(3)	$151,245
	35,000		$25.25	8/15/2017	6,000(3)	$201,660
	36,666(4)	3,334	$21.14	4/28/2019
	7,750(4)	4,250	$38.07	5/3/2020
	294(4)	588	$36.95	5/5/2021
	4,456(4)	6,662	$36.95	5/5/2021
	0(4)	2,504	$42.88	5/8/2022
	1,750(4)	7,746	$42.88	5/8/2022
__________________

(1)
Except as indicated, options in this table were granted from the 1997 Stock Option Plan and are immediately exercisable and vest fully within four years from the grant date subject to the optionee's continued employment or service with Power Integrations. Such options vest at the rate of 1/8 on the six-month anniversary of the date of grant and 1/48 monthly thereafter. Power Integrations has a right to repurchase shares issued upon the exercise of unvested options until such shares become vested. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(2)
Represents the maximum number of performance stock units which could vest under the 2012 bonus plan if the performance vesting criteria with respect to such performance stock units were satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant's grant notice. Performance stock units will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations' Compensation Committee makes such determination and only if the participant remains in continuous service as an employee, director or consultant through the employment vesting date. The Compensation Committee determined that Power Integrations satisfied the performance conditions under the 2012 bonus plan at the 107% level. Accordingly, the performance stock units vested with respect to 107% of the target amount, and the underlying shares that vested were issued, pursuant to the 2012 bonus plan.

(3)	Represents RSU awards which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.

(4)
These options were granted under the 2007 Equity Incentive Plan. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee's continued employment or service with Power Integrations. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(5)	Value calculated based on the $33.61 closing price of Power Integrations' common stock on December 31, 2012, which was the last trading day of 2012.
Option Exercises and Stock Vested in Fiscal 2012
The following table presents information concerning the aggregate number of shares for which options were exercised and stock awards were vested during fiscal 2012 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting (3)
Balu Balakrishnan	163,979	$1,803,263	12,500	$498,188
Sandeep Nayyar	—	—	6,000	$225,505
Derek Bell	116,000	$2,139,842	3,000	$119,565
John Tomlin	25,972	$432,002	3,000	$119,565
Clifford Walker	121,041	$2,784,768	3,000	$119,565
________________

(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.

(2)	Consists of shares acquired upon vesting of RSUs.

(3)	Represents the aggregate market price of the common stock on the date of vesting.

Employment, Severance And Change Of Control Agreements
Executive Officer Benefits Agreement. On April 25, 2002, Power Integrations entered into a chief executive officer benefits agreement with Balu Balakrishnan. The form of the agreement was approved by the Compensation Committee on April 18, 2002, and amended by the Compensation Committee on August 8, 2007 (the “CEO Benefits Agreement”). On August 8, 2007, Power Integrations entered into amended and restated executive officer benefits agreements with its named executive officers Derek Bell, vice president, engineering, John Tomlin, vice president, operations, and Clifford Walker, vice president, corporate development. On July 22, 2010, Power Integrations entered into an executive officer benefits agreement with its current chief financial officer, Sandeep Nayyar, which was amended on October 29, 2010. The executive officers benefits agreements referenced in this paragraph, including the CEO Benefits Agreement, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph, are referred to as the “Officers.”
The Executive Officer Benefits Agreements, as amended as the case may be, provide for certain benefits, as described below, including:

•	acceleration of vesting of stock options and restricted stock units upon a change of control of Power Integrations,

•
severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control or change in our chief executive officer (a "Termination Upon Change of Control"),

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and

•	retirement benefits.

These benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The executive officers must also execute a release of claims in a form reasonably satisfactory to the company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the company.
A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations' voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations' assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board's composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer's compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer's current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.
Upon a change of control, 50% of Mr. Balakrishnan's then-unvested shares will vest, but if an acquiring company does not assume the options or restricted stock units, 100% of Mr. Balakrishnan's then-unvested shares will vest. With respect to the other Officers, upon a change of control, 25% of the Officer's then-unvested shares will vest. However, if an acquiring company does not assume the options or restricted stock units, 50% of the Officer's then-unvested shares will vest if the Officer is a “new executive” (an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer's then-unvested shares will vest if the Officer is a “senior executive” (an executive with at least five years of continuous service to Power Integrations as an executive officer). Messrs. Bell, Tomlin and Walker are senior executives and Mr. Nayyar is a new executive.
Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a payment equal to twelve months of his highest annual salary from Power Integrations plus targeted annual incentive bonus, acceleration of 100% of all his then-outstanding stock options and restricted stock units, extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations' health plans for twelve months at Power Integrations' expense.
Each Officer other than Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without “cause” or he resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a payment equal to six months of the Officer's highest annual salary from Power Integrations plus 50% of the Officer's targeted annual incentive bonus (and for a senior executive, up to an additional six months of salary and 50% of bonus until such senior executive secures new employment, paid on a ratable monthly basis), vesting of 50% of then-unvested shares if the Officer is a new executive, or vesting of 100% of then unvested shares if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations' health plans at Power Integrations' expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.
In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a payment equal to six months (twelve months in the case of Mr. Balakrishnan) of the Officer's highest annual salary plus 50% (100% in the case of Mr. Balakrishnan) of the Officer's targeted annual incentive bonus, and continued medical and dental coverage under the Power Integrations' health plans for six months (twelve months in the case of Mr. Balakrishnan) at Power Integrations' expense. In addition, Mr. Balakrishnan is entitled to vesting acceleration of 50% of all his then-unvested stock options and restricted stock units.
Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the term of the option (not to exceed five years in the case of Officers other than Mr. Balakrishnan) and medical and dental benefits for him and his dependents at Power Integrations' expense until he achieves the age of 65; thereafter, participation in the health plans would be at the Officer's expense.
Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integrations' medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.
In mid-2009, Power Integrations began utilizing performance stock units (“PSUs”) in lieu of cash for Power Integrations' bonus plan for executive officers. The applicable PSU agreements relating to the bonus plan as entered into with each of Power Integrations' executive officers provide that PSUs will be treated in the same manner as cash for the payments of the targeted annual incentive bonuses to be made in the situations described above and as set forth in the Executive Officer Benefits Agreements. The PSUs deemed vested will be paid in shares of Power Integrations' common stock equal to the number of PSUs deemed vested.
If any of the payments and benefits provided under the Executive Officer Benefits Agreements in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.
We intend to enter into amended and restated executive officer benefit agreements with our named executive officers in April 2013.  The executive officer benefit agreements will be amended largely to provide that restricted stock units and performance stock units will be treated the same as stock options in connection with a change of control or other termination event and to revise the language regarding the tax treatment of any payments made payable pursuant to the executive officer benefit agreements to address recent changes in tax regulations, including Section 409A of the Internal Revenue Code of 1986, as amended.

Pension Benefits
The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2012, for each named executive officer.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (in $000)
Balu Balakrishnan	24	$26
Sandeep Nayyar	2	$26
Derek Bell	12	$—
John Tomlin	11	$4
Clifford Walker	17	$15

Each of Messrs. Balakrishnan, Tomlin and Walker is currently eligible to receive medical benefits upon retirement until he and his wife achieve the age of 65. Mr. Tomlin exceeds 65 years; however his wife is still eligible under the assumptions below. Mr. Bell and his wife's ages exceed 65 years, and therefore they are not entitled to receive medical benefits upon Mr. Bell's retirement. Mr. Nayyar will become eligible when he has rendered 10 years of service. The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board's Accounting Standards Codification 715, Retirement Benefits Compensation, (ASC 715). The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

•	The discount rate for future payments was 4.05% as of 12/31/2012.

•	The assumed annual increase in health care costs is 10% as of 12/31/2012, with the annual increase lessening by 1/2% per year, to an ultimate rate of 5% in 2023.

•	25% of active participants are assumed to become eligible and elect coverage at retirement.

•	Retirement is assumed to take place at age 62, or at first eligibility if older.

•	2/3 of active employees are assumed to have eligible spouses who, at the employee's retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

Potential Payments Upon Retirement Or Change Of Control
The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2012, and the price per share of Power Integrations' common stock is the closing price on the NASDAQ Global Select Market as of that date ($33.61). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

		Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
Name/Type of Benefit	Retirement Benefits	Not within 18 months of a Change of Control (1)	Within 18 months of a Change of Control (2)	Acquiring Company Assumes Options/RSUs(3)	Acquiring Company Does Not Assume Options/RSUs(4)
Balu Balakrishnan
Cash Severance-Base Salary	—	$450,000	$450,000	—	—
Severance-Bonus (5)	—	$268,880	$268,880	—	—
Options Vesting Acceleration (6)	—	$103,919	$207,837	$103,919	$207,837
RSU Vesting Acceleration (7)	—	$945,281	$1,890,563	$945,281	$1,890,563
Extension of Option Term (8)	$4,297,055	—	$1,639,655	—	—
Continued Coverage of Employee Benefits (9)	$152,695	$23,506	$23,506	—	—
Total Termination Benefits: (10)	$4,449,750	$1,791,586	$4,480,441	$1,049,200	$2,098,400
Sandeep Nayyar

Cash Severance-Base Salary	—	$145,000	$145,000	—	—
Severance-Bonus (5)	—	$53,776	$53,776	—	—
Options Vesting Acceleration (6)	—	—	$12,601	$6,301	$12,601
RSU Vesting Acceleration (7)	—	—	$310,893	$155,446	$310,893
Extension of Option Term (8)	—	—	$125,761	—	—
Continued Coverage of Employee Benefits (9)	—	$10,833	$10,833	—	—
Total Termination Benefits: (10)	—	$209,609	$658,864	$161,747	$323,494
Derek Bell
Cash Severance-Base Salary	—	$150,000	$300,000	—	—
Severance-Bonus (5)	—	$53,776	$107,552	—	—
Options Vesting Acceleration (6)	—	—	$41,575	$10,394	$41,575
RSU Vesting Acceleration (7)	—	—	$453,735	$113,434	$453,735
Extension of Option Term (8)	$381,486	—	$254,560	—	—
Continued Coverage of Employee Benefits (9)	—	7,932	$15,863	—	—
Total Termination Benefits: (10)	$381,486	$211,708	$1,173,285	$123,828	$495,310
John Tomlin
Cash Severance-Base Salary	—	$150,000	$300,000	—	—
Severance-Bonus (5)	—	$53,776	$107,552	—	—
Options Vesting Acceleration (6)	—	—	$41,575	$10,394	$41,575
RSU Vesting Acceleration (7)	—	—	$453,735	$113,434	$453,735
Extension of Option Term (8)	$177,145	—	$108,111	—	—
Continued Coverage of Employee Benefits (9)	—	$7,932	$15,863	—	—
Total Termination Benefits: (10)	$177,145	$211,708	$1,026,836	$123,828	$495,310
Clifford Walker
Cash Severance-Base Salary	—	$145,000	$290,000	—	—
Severance-Bonus (5)	—	$53,776	$107,552	—	—
Options Vesting Acceleration (6)	—	—	$41,575	$10,394	$41,575
RSU Vesting Acceleration (7)	—	—	$453,735	$113,434	$453,735
Extension of Option Term (8)	$848,971	—	$361,312	—	—
Continued Coverage of Employee Benefits (9)	$26,721	$3,795	$7,590	—	—
Total Termination Benefits: (10)	$875,692	$202,571	$1,261,764	$123,828	$495,310
_____________________

(1)
Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus plus 50% acceleration of all his then-unvested options and restricted stock units plus twelve months medical and dental coverage; and with respect to all other named executive officers six months of salary plus 50% of targeted bonus plus six months of medical and dental coverage.

(2)
For termination within 18 months of a change of control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus, 100% acceleration of all his then-unvested options and restricted stock units, and twelve months medical and dental coverage;

for all others, six months salary plus 50% of targeted bonus, 100% of unvested options and restricted stock units would vest upon a change of control for senior executives and 50% of unvested options and restricted stock units would vest upon change of control for new executives, and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months salary and 50% bonus will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.

(3)
Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding options and restricted stock units. With respect to Mr. Balakrishnan 50% of all his then-unvested options and restricted stock units would vest; for all others, 25% of the unvested options and restricted stock units would vest.

(4)
Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding options or restricted stock units. With respect to Mr. Balakrishnan 100% of all his then-unvested options and restricted stock units would vest and for all others, 50% of the unvested options and restricted stock units would vest for a new executive and 100% for a senior executive.

(5)
In mid-2009, Power Integrations began utilizing performance stock units (“PSUs”) in lieu of cash for Power Integrations' bonus plan for executive officers. The applicable PSU agreements relating to the bonus plan as entered into with each of Power Integrations' executive officers provide that PSUs will be treated in the same manner as cash for the payments of the target bonus in connection with a Termination Upon Change in Control or Termination of Employment (as defined in the Executive Officer Benefits Agreements). The PSUs deemed vested will be paid in shares of Power Integrations' common stock equal to the number of PSUs deemed vested.

(6)
Reflects the aggregate market value of unvested option grants. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $33.61, the closing price per share on the NASDAQ Global Select Market at December 31, 2012, and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2012.

(7)
Reflects the aggregate market value of unvested RSU awards. For unvested awards, the aggregate market value is computed by multiplying (i) $33.61, the closing price per share on the NASDAQ Global Select Market at December 31, 2012, by (ii) the number of unvested awards at December 31, 2012.

(8)
Reflects the aggregate market value of extensions of stock option exercise periods. The post-termination exercise period for an Officer's vested stock options granted prior to April 26, 2002, will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes. Mr. Balakrishnan is eligible for an extension of his stock option exercise period for vested options to one year upon termination within 18 months of a change of control, or for the term of the option in the case of retirement. Officers, other than Mr. Balakrishnan, are eligible for an extension of their stock option exercise periods to one year upon a termination within 18 months of a change of control, and up to five years upon retirement (assuming such Officers are eligible to receive retirement benefits). The values of the extensions of the stock option exercise periods are computed by using the Black-Scholes-Merton model in accordance with FASB ASC Topic 718 and calculating the difference between (i) the fair value of each applicable option with the extended option expiration date minus (ii) the fair value of each applicable option with the original option expiration date.

(9)
For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided, calculated based upon the rates at December 31, 2012.

(10)
The total termination benefits received by the Officer for termination within 18 months of a change of control may be lower than what is stated in this table in light of a provision in the Officers' respective Executive Officers Benefits Agreement which states that if any of the payments and benefits provided under such agreements (the “Payments”) in connection with a change of control would result in a “parachute payment” under Section 280G of the Internal Revenue Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the respective agreements), whichever amount provides the greatest amount of benefit to the Officer.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Power Integrations' Compensation Committee consists of Messrs. Bickell and Kvamme and Dr. George. None of the current members of the Compensation Committee was an officer or employee of Power Integrations or its subsidiaries. None of Power Integrations' executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations' Board or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions. We did not conduct any transactions with related persons in fiscal 2012 that would require disclosure in this proxy statement or approval by the Audit Committee or another independent body of the Board.
Related Party Transactions Policies and Procedures. Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers, and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers, and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of our Board. During fiscal 2012, we did not have any related party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.
Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).
If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding,” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact the Investor Relations Department at 408-414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance

April 15, 2013
A copy of Power Integrations' Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012, is available on our website, www.powerint.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

Directions to Power Integrations, Inc. from San Jose Airport

ð	1.	Head southeast on Airport Blvd
ð	2.	Slight right to stay on Airport Blvd (signs for Departures A/Terminal C)
ð	3.	Slight right (signs for CA-87/US-101/Skyport Dr)
	4.	Slight right to merge onto CA-87 S/Guadalupe Pkwy toward Downtown
	5.	Take the exit onto I-280 S toward US-101
	6.	Take the exit onto US-101 S toward Los Angeles
	7.	Take the Hellyer Ave exit
ï	8.	Turn left at Hellyer Ave
		5245 Hellyer Ave
		San Jose, CA

POWER INTEGRATIONS®

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IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 3, 2013.

Vote by Internet

- Go to **www.investorvote.com/POWI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1. Election of Directors: Each to be elected to hold office until the 2014 Annual Meeting of Stockholders or until their successors are elected and qualified.

	For	Withhold		For	Withhold		For	Withhold
01 - Balu Balakrishnan	☐	☐	02 - Alan D. Bickell	☐	☐	03 - Nicholas E. Brathwaite	☐	☐
04 - William George	☐	☐	05 - Balakrishnan S. Iyer	☐	☐	06 - E. Floyd Kvamme	☐	☐
07 - Steven J. Sharp	☐	☐						

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B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

POWER INTEGRATIONS®

Proxy — Power Integrations

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2013

The undersigned hereby appoints Balu Balakrishnan and Sandeep Nayyar, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Power Integrations, Inc. to be held at 5245 Hellyer Avenue, San Jose, CA 95138 on Monday, June 3, 2013, at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.